Exhibit 10.4
DANA HOLDING CORPORATION
Executive Perquisite Plan
On April 16, 2008, upon the recommendation of the Compensation Committee, the Board of Directors of Dana Holding Corporation (Dana) approved and adopted an executive perquisite plan (Executive Perquisite Plan). The Executive Perquisite Plan provides for an annual cash allowance to eligible employees (including our named executive officers) in lieu of certain executive perquisites effective May 1, 2008. An annual allowance will be payable as indicated below:

Title	Cash Allowance ($)
Executive Chairman	75,000
Chief Executive Officer	75,000
Other Members of the Executive Committee	35,000
Vice President	20,000
The cash allowance will be excluded from benefit and incentive compensation calculations under Dana’s benefit programs and will not be eligible for deferral under any Dana plan or arrangement.